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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Ophthalmic Imaging Systems
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(Name of Issuer)

Common Stock
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(Title of Class of Securities)

683737209
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(CUSIP Number)

December 18, 2007
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]           Rule 13d-1(b)

[X]           Rule 13d-1(c)

[  ]           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

SEC 1745 (3-06)

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CUSIP No. 683737209
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1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Healthinvest Partners AB
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2	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
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3	SEC Use Only
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4	Citizenship or Place of Organization

Sweden
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Number of	5	Sole Voting Power 834,440
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Shares

Beneficially	6	Shared Voting Power 0
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Owned by

Each	7	Sole Dispositive Power 834,440
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Reporting

Person With:	8	Shared Dispositive Power 0
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9	Aggregate Amount Beneficially Owned by Each Reporting Person

834,440
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10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

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11	Percent of Class Represented by Amount in Row (9)

4.9%
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12	Type of Reporting Person (See Instructions)

IA, HC
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CUSIP No. 683737209
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1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

HealthInvest Global Long/Short Fund
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2	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ X ]
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3	SEC Use Only
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4	Citizenship or Place of Organization

Sweden
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Number of	5	Sole Voting Power 0
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Shares

Beneficially	6	Shared Voting Power 834,440
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Owned by

Each	7	Sole Dispositive Power 0
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Reporting

Person With:	8	Shared Dispositive Power 834,440
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9	Aggregate Amount Beneficially Owned by Each Reporting Person

834,440
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10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

------------------------------------------------------------------------------------------------------------------------------------------------------------------
11	Percent of Class Represented by Amount in Row (9)

4.9%
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12	Type of Reporting Person (See Instructions)

OO
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Item 1(a)	Name of Issuer
Ophthalmic Imaging Systems

Item 1(b)	Address of Issuer's Principal Executive Offices
221 Lathrop Way, Suite I
Sacramento, CA 95815

Item 2(a)	Name of Person Filing
Healthinvest Partners AB and HeathInvest Global Long/Short Fund.

Healthinvest Partners AB is the investment advisor and control person of HealthInvest Global Long/Short Fund, a security holder of the issuer.  HealthInvest Global Long/Short Fund is a specialty fund organized pursuant to the Swedish Mutual Funds Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence
Arsenalsgatan 4
SE-111 47 Stockholm
Sweden

Item 2(c)	Citizenship
See the response(s) to Item 4 on the attached cover page(s).

Item 2(d)	Title of Class of Securities
Common Stock

Item 2(e)	CUSIP Number
683737209

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4	Ownership

(a) Amount Beneficially owned:
See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of Class:
See the response(s) to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
See the response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote:
See the response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or to direct the disposition of:
See the response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or to direct the disposition of:
See the response(s) to Item 8 on the attached cover page(s).

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [X].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8	Identification and Classification of Members of the Group.
Not Applicable.

Item 9	Notice of Dissolution of Group.
Not Applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	December 28, 2007
HEALTHINVEST PARTNERS AB

By: /s/ ANDERS HALLBERG

Name: Anders Hallberg
Title: Managing Director and CEO

HEALTHINVEST GLOBAL LONG/SHORT FUND

By: /s/ ANDERS HALLBERG

Name: Anders Hallberg
Title: CEO of Managing Company